Exhibit 10.2

Dated 20TH aUGUST 2021

(1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited

and

(2) ADAPTIMMUNE LIMITED

and

(3) ADAPTIMMUNE therapeutics plc

rent security deposit deed

relating to

39 Innovation Drive and 60 Jubilee Avenue

Milton Park

Knights plc

Midland House

West Way

Botley

Oxford

OX2 0PH

Rent Security Deposit Deed

Dated	20th August 2021
The Landlord

MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806), on behalf of MEPC Milton LP (LP No. LP14504), both of whose registered offices are at Sixth Floor, 150 Cheapside, London, England, EC2V 6ET

The Tenant	ADAPTIMMUNE LIMITED (Company number 6456741) whose registered office is at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, England, OX14 4RX
The Guarantor	ADAPTIMMUNE THERAPEUTICS PLC (Company number 9338148) whose registered office is at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, England, OX14 4RX

Lease 1
Date	28 February 2018
Parties	(1) The Landlord (2) The Tenant
Property	39 Innovation Drive Milton Park, Abingdon, Oxfordshire OX14 4RT
Term	From and including 28 February 2018 to and including 23 October 2041

Lease 2
Date	24 October 2016
Parties	(1) The Landlord (2) The Tenant (3) The Guarantor
Property	60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4RX
Term	From and including 24 October 2016 to and including 23 October 2041

1	In this Deed the following expressions shall have the following meanings:
1.1	the Landlord and the Tenant mean the parties to this Deed respectively referred to above by those names and (where the context so admits) shall include their successors in title;
1.2	the Lease means Lease 1 and Lease 2 (including all documents supplemental to Lease 1 and Lease 2 respectively) and where the context so requires, means either of them;
1.3	the Property means the property demised by the Lease;
1.4	the 39 Innovation Drive Deposit means the sum of £262,296.60 being part of the Deposit together with any interest credited to the Deposit Account in respect of it by virtue of the proviso to Clause 5 below
1.5	the 60 Jubilee Avenue Deposit means the sum of £1,255,000.00 being part of the Deposit together with any interest credited to the Deposit Account in respect of it by virtue of the proviso to Clause 5 below
1.6	the Deposit means the moneys referred to in Clause 2 below together with any interest credited to the Deposit Account by virtue of the proviso to Clause 5 below being the 39 Innovation Drive Deposit and the 60 Jubilee Avenue Deposit together;
1.7	the Deposit Account means the deposit account at the Bank in the name of the Landlord or of a managing agent acting on behalf of the Landlord;
1.8the Bank means the London Clearing Bank where the Deposit Account is from time to time held;
1.9	the Release Tests means the following tests, Test 1, Test 2 and Test 3 being:

Test 1:

The Guarantor shall have produced to the Landlord the Guarantor’s unqualified audited accounts for the three consecutive years immediately prior to Test 1 being satisfied (none of which shall be for a year ending earlier than 30 June 2015) showing net profits before tax for the Guarantor of at least three times the annual rent for each of the years to which the accounts relate;

Test 2:

The Guarantor shall have produced to the Landlord the Guarantor’s unqualified audited accounts for the three consecutive years immediately prior to Test 2 being satisfied (none of which shall be for a year ending earlier than 30 June 2015) showing net assets of the Guarantor (assessed in accordance with any accounting standards under which the relevant accounts shall be required to be prepared) of a minimum of £50 million on the accounting date to which the relevant accounts shall be prepared for each of the years to which the accounts relate;

Test 3:

The mean average market capitalisation of the Guarantor over a period of the three consecutive years immediately prior to Test 3 being satisfied shall not at any time have been less than US$1 billion as assessed at the close of trading on the final day of each month, the first month being capable of being counted for this purpose being May 2015 (being the month of the initial public offering of the securities of the Guarantor on the NASDAQ Global Select Exchange)

1.10	Working Day means any day except Saturdays, Sundays and bank, public and statutory holidays
2	The Landlord hereby acknowledges receipt of the sum of £1,517,296.60;
3	The Tenant hereby charges and agrees to charge all its interest in the Deposit to the Landlord as security for the due performance and observance of the covenants agreements and conditions on the part of the Tenant under the Lease and all losses which the Landlord may incur by reason of or consequent upon any breach of those covenants agreements and conditions and (without prejudice to the generality of the foregoing) as more particularly provided in Clause 6 below.
4	The Landlord shall place the Deposit at the Bank in the Deposit Account on seven days’ notice of withdrawal until repayment of the Deposit in accordance with the terms of Clause 8 and Clause 9 respectively.
5	Any interest earned on the Deposit (or if any sums have been withdrawn from the Deposit pursuant to Clause 6, the balance thereof) after deduction of tax shall belong to the Tenant and for any period in which the Deposit has not been repaid to the Tenant the Landlord will arrange for any such interest (after deduction of tax) to be paid to the Tenant or to the Tenant by direct credit to the Tenant to such bank account as the Tenant shall from time to time advise the Landlord in writing.
6	The Landlord and Tenant hereby agree that without prejudice to any right or remedy which the Landlord may have under the Lease the Landlord shall be entitled to withdraw from the Deposit from time to time the sums specified below which shall thereupon become the absolute property of the Landlord:
6.1	if any sum (whether rent or otherwise) is due to the Landlord from the Tenant and unpaid for a period of fourteen days: the amount of that sum,
6.2	if the Landlord suffers any loss or damage as the result of any material breach of any covenant agreement or condition on the part of the Tenant under the Lease: the amount of that loss or damage,
6.3	if the Lease is determined otherwise than by agreement before the expiration of the term granted by the Lease or if the Lease is forfeited or disclaimed by any liquidator or trustee in bankruptcy of the Tenant: the whole or that proportion of the Deposit as is reasonably necessary to compensate the Landlord for its loss but the Landlord will return the balance of the Deposit (if any) to the Tenant as soon as reasonably practicable after the Landlord shall have ascertained the full extent of its loss.

Provided that the Landlord shall notify the Tenant in writing within fourteen days of any withdrawal of any sum from the Deposit and the reason for such withdrawal and (if the Lease is still subsisting) the Tenant hereby covenants to reinstate the Deposit to the amount withdrawn.

7	It is hereby agreed between the parties:
7.1	that the existence of the Deposit shall not prejudice the Landlord’s ability to proceed against the Tenant for any breach of any covenant, agreement or condition on the part of the Tenant under the Lease or entitle the Tenant to withhold any moneys or fail to perform any covenant agreement or condition under the Lease and the Deposit shall not be regarded as an advance payment of rent;
7.2	that if the Landlord transfers the reversion to the Lease the benefit of this Deed shall be assignable to the transferee of the reversion to whom the Deposit shall be transferred AND if the benefit is so assigned and the Deposit so transferred the Landlord shall procure that the transferee will covenant at its sole expense with the Tenant in the same terms as this Deed as if the transferee had executed this Deed as Landlord and the Tenant will subject to being indemnified for all costs arising therefrom execute and deliver to the Landlord a deed releasing the Landlord from any further liability under the terms of this Deed.
8	The 39 Innovation Drive Deposit or such part thereof as shall be remaining shall be repaid to the Tenant when:
8.1	The period of 5 years from the commencement of the Contractual Term of Lease 1 shall have expired and during the period from the date of this Deed the Tenant has not;
8.1.1	been in arrears of the Principal Rent of Lease 1 for longer than 5 Working Days; OR
8.1.2	been in arrears of the Principal Rent of Lease 1 on more than 2 separate occasions.

OR

8.2	the:
8.2.1	term granted by Lease 1 shall have expired or been determined earlier by agreement; OR
8.2.2	Lease 1 shall have been lawfully assigned with the consent of the Landlord in accordance with the terms of Lease 1;

8.3	And the Landlord will in all cases be entitled to retain from the 39 Innovation Drive Deposit such proportion of the 39 Innovation Drive Deposit as may reasonably be necessary to make good any default provided that in the case of repayment of the 39 Innovation Drive Deposit following a lawful assignment any such default has accrued prior to the date of the lawful assignment.
9	The 60 Jubilee Avenue Deposit or such part thereof as shall be remaining shall be repaid to the Tenant when:

9.1	The Guarantor shall simultaneously have satisfied at least two of the Release Tests; OR
9.2	the:
9.2.1	term granted by Lease 2 shall have expired or been determined earlier by agreement; OR
9.2.2	Lease 2 shall have been lawfully assigned with the consent of the Landlord in accordance with the terms of Lease 2
9.3	And the Landlord will in all cases be entitled to retain from the 60 Jubilee Avenue Deposit such proportion of the 60 Jubilee Avenue Deposit as may reasonably be necessary to make good any default provided that in the case of repayment of the 60 Jubilee Avenue Deposit following a lawful assignment any such default has accrued prior to the date of the lawful assignment.
10	In the event of return of the 60 Jubilee Avenue Deposit or the 39 Innovation Drive Deposit this deed remains in full force and effect in respect of any remaining Deposit sums.
11	The Guarantor hereby covenants with the Landlord that the Tenant will observe and perform its covenants and conditions in this Deed and the Guarantor will indemnify the Landlord on demand against all losses, damages, costs and expenses arising out of any default of the Tenant.
12	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.
13	This Deed shall be governed by and construed in all respects in accordance with the law of England and the Landlord and the Tenant each submits to the exclusive jurisdiction of the English Courts.

In witness whereof this document has been executed as a Deed the day and year first before written.

EXECUTED as a DEED by MEPC MILTON PARK NO. 1 LIMITED acting by A director in the presence of:	/s/ Chris Darroch ……………………………………. Director
/s/ Marie Clare Darroch
................................................
Witness Name: Marie Clare Darroch Address: 12 Langtree Ave, Glasgow

EXECUTED as a DEED by MEPC MILTON PARK NO. 2 LIMITED acting by A director in the presence of:	/s/ Chris Darroch ……………………………………. Director
/s/ Marie Clare Darroch
................................................
Witness Name: Marie Clare Darroch Address: 12 Langtree Ave, Glasgow

EXECUTED as a DEED by ADAPTIMMUNE LIMITED acting by two directors or a director and the company secretary	/s/ Margaret Henry /s/ Gavin Wood
Director Director/Company Secretary

EXECUTED AS A DEED by ADAPTIMMUNE THERAPEUTICS PLC acting by two directors or a director and the company secretary	/s/ James Noble /s/ Margaret Henry

Director
Director/Company Secretary